Exhibit 99.1

Contact: Provectus Biopharmaceuticals, Inc. Timothy C. Scott, President Phone: 866-594-5999	Allison + Partners Tom Smith, Managing Director – Investor Relations Phone: 646-428-0653

FOR IMMEDIATE RELEASE

PROVECTUS BIOPHARMACEUTICALS ENTERS INTO DEFINITIVE FINANCING

COMMITMENT TERM SHEET

Terminates Previously Announced Rights Offering

KNOXVILLE, TN, March 20, 2017 — Provectus Biopharmaceuticals, Inc. (OTCQB: PVCT, www.provectusbio.com) (“Provectus” or the “Company”), a clinical-stage oncology and dermatology biopharmaceutical company, today announced that on March 19 it entered into an exclusive Definitive Financing Commitment Term Sheet with a group of the Company’s stockholders (Group B) related to a previously submitted unsolicited proposal (Proposal B).

Provectus also terminated the previously announced rights offering (the “Rights Offering”) without accepting any funds from investors. Broadridge Corporate Issuer Solutions, Inc., the subscription agent for the Rights Offering (“Broadridge”), will return all subscription payments received by Broadridge to investors as soon as practicable, without interest or penalty. All subscription rights expired upon termination of the Rights Offering.

The Company previously had received two unsolicited proposals relating to potential equity financings (individually, “Proposal A” and “Proposal B” and collectively, the “Proposals”) from two separate groups of the Company’s stockholders (in each case, “Group A” and “Group B”). Consistent with its fiduciary duties, the board of directors (the “Board”) carefully reviewed and considered both Proposals, and rejected Proposal A because the financial terms of Proposal A were determined to be detrimental to the future of the Company as an ongoing concern, significantly benefitted Group A investors at the expense of the Company’s existing stockholders, and because Proposal A imposed other requirements, including proposed management members and compensation, that the Board believed were not in the best interests of the Company and the Company’s stockholders. The Board, however, invited Group A to improve the terms of Proposal A to eliminate these items, among others, and submit a new proposal. Group A then withdrew its offer. The Board also determined that Group B offered investment terms that were superior to both Proposal A and to the Rights Offering.

The Board further determined that it was in the best interests of the Company and its stockholders to terminate the Rights Offering without accepting any money. As of March 3, 2017, prior to the extension of the Rights Offering, the Company had received only approximately $1.2 million in subscriptions, and as of March 17, 2017 only $1.3 million had been raised. This amount is insufficient to fund the Company’s clinical trials and fund ongoing G&A expenses.

Al Smith, Chairman of the board of directors, noted, “We are grateful for the support our shareholders have demonstrated throughout our corporate history, including their willingness to participate in the Rights Offering. Such support has been crucial to our development programs for PV-10 and PH-10, and we remain committed to advancing these core technologies in the interest of patients.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Provectus

Provectus is a clinical-stage biopharmaceutical company developing new therapies for the treatment of solid tumor cancers and dermatologic diseases. Provectus’ investigational oncology drug, PV-10, is an oncolytic immunotherapy currently enrolling patients in Phase 3 clinical trials for metastatic melanoma. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug, has completed Phase 2 clinical trials as a treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.provectusbio.com or contact Allison + Partners.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015, as supplemented by those described in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016) and the following:

•	Provectus’ potential receipt of sales from PV-10 and PH-10, transaction fees, licensing and royalty payments; payments in connection with the Company’s liquidation, dissolution or winding up, or any sale, lease, conveyance or other disposition of any intellectual property relating to PV-10 or PH-10;

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own;

•	Proposal B or any related business combination and the board’s possible action regarding Proposal B;

•	our ability to close on an equity financing from Proposal B; and

•	whether our securities remain listed on the NYSE MKT.

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